Exhibit 99.2

July 5, 2007 Dear Employee:

Today we announced that in conjunction with the conclusion of the 50-day “go shop” period, we have received an alternative to the Warburg Pincus proposal from Advanced Medical Optics (“AMO”) to acquire Bausch & Lomb for $75.00 per share consisting of $45.00 in cash and $30.00 in AMO stock. The full text of our announcement is posted on the Eyeway or available on our website at www.bausch.com.

Even though we are in the middle of a holiday week here in the U.S. and it’s already the weekend in Asia, we thought it was important to inform you of developments regarding the “go shop” process on a real-time basis, recognizing that many of you will not be in your offices and may not be able to access this message in the timeliest way.

The Special Committee and its advisors intend to engage in further discussions with AMO regarding the AMO Proposal. The Committee cautioned that the AMO Proposal is subject to a number of contingencies which it is continuing to evaluate, including the requirement of approval by AMO’s shareholders as well as antitrust clearances, and there can be no assurance that the Committee will ultimately find the proposal to be a superior proposal under the merger agreement. The Committee cautioned that the discussions with AMO may be terminated at any time and that there can be no assurances as to whether the AMO Proposal will ultimately result in a transaction with Bausch & Lomb. AMO is the only “excluded party” designated by the Special Committee.

Our Board of Directors, following the recommendation of the Special Committee has not changed, and has reaffirmed, its recommendation of Bausch & Lomb’s pending merger with Warburg Pincus.

We recognize that you may have more questions about this process. Please understand that we will continue to do our best to keep you informed. When our proxy statement is filed, it will provide you with more information. In the meantime, e-mail your questions to me and we will answer those as best we can.

This is an organization with a lot of pride and professionalism. We have a heritage that is admired, a brand that is respected, and a commitment to always do our very best for our customers and for each other. There will be a further period of uncertainty with this AMO offer. As difficult as it will be, through this period, keep your focus on doing your jobs with that pride and professionalism, and in particular, remain focused on supporting our customers.

Sincerely,

Ron

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of Bausch & Lomb and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BAUSCH & LOMB AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) a well as other filed documents containing information about Bausch & Lomb at www.sec.gov, the SEC’s free Internet site. Free copies of Bausch & Lomb’s SEC filings are also available on Bausch & Lomb’s Internet site at www.bausch.com.

Interests of Participants

Bausch & Lomb and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Bausch & Lomb’s shareholders in favor of the proposed transaction. Additional information regarding the interests of potential participants in the proxy solicitation will be included in the definitive proxy statement and other relevant documents that Bausch & Lomb intends to file with the SEC in connection with the scheduled special meeting of its shareholders.